Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-11) and related Prospectus of Chesapeake Lodging Trust for the registration of common shares of its beneficial interest and included therein our reports (a) dated January 19, 2010, with respect to the balance sheet of Chesapeake Lodging Trust, (b) dated April 28, 2010, with respect to the financial statements of Hyatt Regency Boston, (c) dated April 28, 2010, with respect to the combined financial statements of Hilton Checkers Los Angeles, (d) dated April 28, 2010, with respect to the financial statements of Courtyard Anaheim, and (e) dated July 30, 2010, with respect to the financial statements of Boston Marriott Newton.

/s/ Ernst & Young LLP

McLean, Virginia

October 5, 2010